Exhibit 10.5

Vanguard Natural Resources, LLC
Long-Term Incentive Plan

Grant of Phantom Options

Grantee:

Grant Date:

1.                                       Grant of Phantom Options.  Effective as of the Grant Date, Vanguard Natural Resources, LLC (the “Company”) has granted you            Phantom Options under the Vanguard Natural Resources, LLC Long-Term Incentive Plan (the “Plan”).  Each Phantom Option represents the right to receive a payment equal to the excess, if any, of (a) the sum of (i) the Fair Market Value of a Unit on the Determination Date and (ii) the amount of cash distributions made by the Company with respect to a Unit during the period beginning on the Grant Date and ending on the Determination Date over (b) 108% of the Fair Market Value of a Unit on the Grant Date (the “Payment Amount”).  The terms and conditions of this grant are set forth below.

2.                                       Definitions.  As used in this Agreement, the following words and phrases shall have the meanings indicated:

(a)                                  “Determination Date” is the first to occur of (i) the last day of the Company’s fiscal year in which the Grant Date occurs, (ii) the date of a Qualifying Termination and (iii) the date of a Change of Control.

(b)                                 “Employment Agreement” means that certain Employment Agreement between you and the Company dated as of October 9, 2006, as the same may be amended from time to time.

(c)                                  “Qualifying Termination” means a termination of your employment with the Company that (i) entitles you to a Severance Payment pursuant to the Employment Agreement or (ii) is due to your death or a “disability,” as defined in the Employment Agreement.

Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan or the Employment Agreement, as the case may be, unless the context requires otherwise.

3.                                       Vesting.

(a)                                  Vesting.  Subject to paragraph 3(b) below, your Phantom Options will become 100% vested on the Determination Date.

(b)                                 Forfeitures.  If your employment with the Company is terminated prior to the Determination Date for any reason other than a Qualifying Termination, your

Phantom Options automatically shall be forfeited in full without payment upon such termination of employment.

For purposes of this Agreement, (i) “a termination of employment with the Company” shall not include any change in your status between any of the following: an employee or a director of, or a consultant to, the Company, except to the extent provided otherwise by Section 409A of the Internal Revenue Code or regulations thereunder, to the extent applicable to the grant of the Phantom Options, and (ii) “employment with the Company” includes your employment with a subsidiary or parent of the Company and membership on the Board.

4.                                       Payment of Vested Phantom Options.  In cancellation of your Phantom Options that become vested, the Company shall pay you, on or not later than 10 business days following the Determination Date, an amount equal to the Payment Amount.  Such payment shall be made in Units, cash, or any combination of cash and Units as the Committee may choose in its discretion.  If the Payment Amount is zero, your Phantom Options shall automatically be cancelled without payment on the Determination Date.

5.                                       Withholding of Taxes.  To the extent that the Company has a tax withholding obligation pursuant to applicable law with respect to the Payment Amount, such withholding shall be made by the Company first withholding such amount from any Payment Amount made in cash, and then with respect to any payment made in Units, unless other advance arrangements have been made by you that are acceptable to the Company, the Company shall withhold a number of Units having a value equal to the amount the Company requires to meet its tax withholding obligations under such applicable law.

6.                                       Limitations Upon Transfer.  All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process.  Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.                                       Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

8.                                       Modifications.  Any modification of this Agreement that is adverse to you shall be effective only if it is in writing and signed by both you and an authorized individual on behalf of the Company.

9.                                       Governing Law.  This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

10.                                 Plan Controls.  In the event of any conflict between the terms of this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement, the terms of the Plan shall control.

VANGUARD NATURAL RESOURCES, LLC

By:
Name:
Title:

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